EXHIBIT 16.1

September 16, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have read the first four paragraphs included in Item 4.01 of Form 8-K of Northern Power Systems Corp. dated September 11, 2014, expected to be filed with the Securities and Exchange Commission on September 17, 2014, and are in agreement with the statements concerning our Firm in those paragraphs.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

/s/ CohnReznick LLP
Glastonbury, Connecticut